Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Opportunity Acquisition Corp.

San Francisco, CA

We hereby consent to the use in the Prospectus constituting a part of Amendment No. 2 to this Registration Statement of our report dated January 18, 2008, relating to the financial statements of Opportunity Acquisition Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of Opportunity Acquisition Corp. to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

May 7, 2008